                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                               (AMENDMENT NO. 2)



               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):   November 8, 1996



                             McKESSON CORPORATION
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



        Delaware                     1-13252                  94-3207296
--------------------------------------------------------------------------------
(State or other jurisdiction      (Commission              (I.R.S. Employer
     of incorporation)             File Number)            Identification No.)


McKesson Plaza
One Post Street
San Francisco, California                                          94104
-------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)



                                  (415) 983-8300
------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits
----------------------------------------------------------------------------
     This item contains the financial statements of FoxMeyer Corporation ("FoxMeyer"). McKesson purchased the assets and assumed certain liabili-ties of FoxMeyer's healthcare distribution business, which was the primary business of FoxMeyer. The pro forma information presents the historical FoxMeyer financial information adjusted to reflect only those assets acquired and liabilities assumed by McKesson.


     (a)(1) Independent Auditors' Report

     (a)(2) Financial Statements of FoxMeyer Corporation as of and for the year ended March 31, 1996 (as prepared by FoxMeyer Corporation)

     (a)(3) Condensed Financial Statements of FoxMeyer Corporation as of September 30, 1996 and for the six-month periods ended September 30, 1995 and 1996 (unaudited)

     (b)    Pro Forma Condensed Financial Information

     (c)    See Exhibit Index

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    McKESSON CORPORATION
                                    (Registrant)



Dated:   April 28, 1997             By /s/ Richard H. Hawkins
                                    -------------------------------------
                                    Richard H. Hawkins
                                    Vice President and
                                    Chief Financial Officer



                                    By /s/ Heidi E. Yodowitz
                                    ---------------------------------------
                                    Heidi E. Yodowitz
                                    Controller

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
FoxMeyer Corporation
Carrollton, Texas

We have audited the accompanying consolidated balance sheet of FoxMeyer Corporation and subsidiaries as of March 31, 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FoxMeyer Corporation and subsidiaries at March 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

We have not audited any financial statements of the Corporation for any period subsequent to March 31, 1996. However, as discussed in paragraph seven of Note Q to the financial statements, on November 8, 1996, the U.S. Bankruptcy Court approved a sale of the principal assets of the Corporation to McKesson Corporation. On March 18, 1997, the Corporation and certain other subsidiaries of the Corporation amended its filing, originally dated August 27, 1996, for protection under Chapter 11 of the U.S. Bankruptcy Code to Chapter 7 with the intention of liquidating the remaining net assets of the Corporation. The financial statements do not include any adjustments that might result from the bankruptcy proceedings or the sale of the Corporation's principal assets.

Deloitte & Touche LLP
Dallas, Texas
June 28, 1996
(March 18, 1997, as to paragraph seven of Note Q)

                      CONSOLIDATED STATEMENT OF OPERATIONS

FoxMeyer Corporation and Subsidiaries      (In thousands of dollars)
--------------------------------------------------------------------
                                                            For the
                                                          year ended
                                                           March 31,
                                                              1996
                                                          ----------
Net sales                                                 $5,487,362
Costs and expenses
  Cost of goods sold                                       5,254,276
  Selling, general and administrative expenses               218,673
  Depreciation and amortization                               23,740
  Unusual items                                               47,433
                                                          ----------
                                                             (56,760)

Other income, net                                              1,165
                                                          ----------
Operating loss                                               (55,595)

Financing costs
  Interest expense                                            28,397
  Interest income                                              1,319
  Interest income from FoxMeyer Health Corporation             2,800
                                                          ----------

Financing costs, net                                          24,278
                                                          ----------
Loss from continuing operations before equity in loss
  of affiliates and income tax provision (benefit)           (79,873)

Equity in loss of affiliates                                   1,017
                                                          ----------
Loss from continuing operations before income tax
  provision (benefit)                                        (80,890)

Income tax provision (benefit)                               (27,955)
                                                          ----------
Loss from continuing operations                              (52,935)

Loss from discontinued operations, net of tax                    536
Loss on disposal of discontinued operations, net of tax        7,081
                                                          ----------

Net loss                                                  $  (60,552)
                                                          ==========

See notes to consolidated financial statements.

                           CONSOLIDATED BALANCE SHEET

FoxMeyer Corporation and Subsidiaries      (In thousands of dollars)
--------------------------------------------------------------------
                                                          March 31,
                                                            1996
                                                          ----------
ASSETS
Current assets
  Cash and short-term investments                         $   21,514
  Receivables, net of allowance for possible losses
    of $23,070                                               290,475
  Inventories                                                632,269
  Net assets of discontinued operations held for sale         16,527
  Other current assets                                        36,422
                                                          ----------
Total current assets                                         997,207

Investments in affiliates                                     13,064

Property, plant and equipment                                197,118
  Less:  Allowance for depreciation and amortization          72,280
                                                          ----------
Net property, plant and equipment                            124,838

Other assets
  Goodwill, net of accumulated amortization of $52,944       200,476
  Other intangible assets, net of accumulated
   amortization of $9,956                                     11,535
  Note receivable from FoxMeyer Health Corporation            30,000
  Deferred tax asset                                          44,514
  Miscellaneous assets                                        18,020
                                                          ----------
Total other assets                                           304,545
                                                          ----------
Total assets                                              $1,439,654
                                                          ==========

                                                             March 31,
                                                               1996
                                                            ----------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable                                          $  608,938
  Other accrued liabilities                                     32,239
  Salaries, wages, and employee benefits                         6,945
  Deferred income taxes payable                                 38,618
  Long-term debt due within one year                             1,351
                                                            ----------
Total current liabilities                                      688,091

Long-term debt                                                 378,536

Other long-term liabilities                                      4,627

Stockholder's equity
   Common stock                                                      -
   Capital in excess of par value                              399,405
   Net unrealized holding gain (loss) on marketable
    securities                                                       -
   Retained deficit                                            (31,005)
                                                            ----------
Total stockholder's equity                                     368,400
                                                            ----------
Total liabilities and stockholder's equity                  $1,439,654
                                                            ==========

See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY


FoxMeyer Corporation And Subsidiaries             (In thousands of dollars)
-------------------------------------------------------------------------------

                                           Year ended March 31, 1996
                                           -------------------------
                                                             Net
                                                          unrealized
                                                            holding
                                                          gain (loss)
                                           Capital in          on           Retained
                                Common     excess of       marketable       earnings
                                 stock      par value      securities       (deficit)
--------------------------------------------------------------------------------------

BALANCE AT MARCH 31, 1995         $    -     $398,964        $ 635       $ 39,586

Net loss                               -            -            -        (60,552)
Net unrealized holding loss on
 marketable securities                 -            -         (635)             -
Contribution from FoxMeyer Health
   Corporation                         -          441            -              -
Dividends declared                     -            -            -        (10,000)
Other                                  -            -            -            (39)
                                  ------     --------        -----       --------

BALANCE AT MARCH 31, 1996         $    -     $399,405        $   -       $(31,005)
                                  ======     ========        =====       ========

See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

FoxMeyer Corporation and Subsidiaries                                                 (In thousands of dollars)
---------------------------------------------------------------------------------------------------------------
                                                                                                  For the year
                                                                                                     ended
                                                                                                    March 31,
                                                                                                      1996
                                                                                                 --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                                      $   (60,552)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
  Depreciation and amortization                                                                      23,740
  Provision for losses on accounts receivable                                                        21,470
  Equity in loss of affiliates                                                                        1,017
  Other non-cash charges or write-offs                                                                6,536
  Loss on sale of property, plant and equipment                                                       1,403
  Gain on investments                                                                                (8,525)
  Unusual items                                                                                      47,712
  Deferred tax benefit                                                                              (29,226)
  Cash provided (used) by working capital items, net of acquisitions
     Receivables                                                                                    (80,364)
     Inventories                                                                                    104,627
     Other assets                                                                                      (653)
     Accounts payable and accrued liabilities                                                        (2,072)
  Other                                                                                              (3,323)
                                                                                                -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                            21,790
                                                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                                                         (38,772)
  Prepayment on long-term commitment                                                                   (532)
  Purchase of investments                                                                           (48,624)
  Proceeds from the sale of investments                                                              33,994
  Acquisitions, net of cash acquired                                                                 (5,161)
  Other                                                                                                 (19)
                                                                                                -----------
NET CASH USED BY INVESTING ACTIVITIES                                                               (59,114)
                                                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under revolving credit facilities                                                    1,444,880
  Repayments under revolving credit facilities                                                   (1,396,880)
  Loans to FoxMeyer Health Corporation                                                               (2,300)
  Other debt repayments                                                                                (725)
  Loan origination fees                                                                                (688)
  Dividends paid on common stock                                                                    (10,000)
                                                                                                -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                            34,287
                                                                                                -----------
NET DECREASE IN CASH AND SHORT-TERM INVESTMENTS                                                      (3,037)
  Cash and short-term investments, beginning of year                                                 24,551
                                                                                                -----------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR                                                    $    21,514
                                                                                                ===========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOXMEYER CORPORATION AND SUBSIDIARIES
FOR THE YEAR ENDED MARCH 31, 1996

NOTE A - SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

DESCRIPTION OF BUSINESS: FoxMeyer Corporation and its subsidiaries (the "Corporation") are engaged principally in the wholesale distribution of a full line of pharmaceutical products and health and beauty aids to independent drug stores, chain stores, hospitals and alternate care facilities in the United States. The Corporation is a wholly-owned subsidiary of FoxMeyer Health Corporation ("FoxMeyer Health").

BASIS OF PRESENTATION: The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during such reporting periods. Actual results could differ from these estimates.

The consolidated financial statements of the Corporation include the accounts of all its majority-owned subsidiaries. Investments in 20-50% owned companies are accounted for on the equity basis. Investments of less than 20% are generally accounted for on the cost basis except for the Corporation's 7.8% investment in Phar-Mor, Inc. ("Phar-Mor"). The Corporation has accounted for this investment on an equity basis to conform to FoxMeyer Health's accounting for their consolidated 38.7% investment in Phar-Mor (see Note E).

These consolidated financial statements include the results of certain operations as discontinued as discussed in Note C. All significant intercompany balances and transactions have been eliminated. Certain other previously reported amounts have been reclassified to conform to current year presentations.

CASH AND SHORT-TERM INVESTMENTS: Cash and short-term investments consist principally of amounts held in demand deposit accounts and amounts invested in time deposit instruments having a maturity of three months or less at the time of purchase and are recorded at cost.

INVENTORIES: Inventories, consisting solely of finished goods, are valued at the lower of cost or market. Cost for a majority of inventory is determined by the last-in, first-out ("LIFO") cost method (see Note G). Cost for the remainder of the inventory is determined by the first-in, first-out ("FIFO") cost method of inventory accounting.

INVESTMENTS: The Corporation's investments in equity securities have been classified as either "available for sale" or "trading" and are carried at fair value. The classification of the security is determined at the acquisition date and reviewed periodically. The unrealized gains or losses resulting from the difference in the fair value and the cost of securities, for securities available for sale, are shown as a component of stockholder's equity and, for trading securities, are reported in the results of operations. The Corporation periodically reviews its investments for which fair value is less than cost to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value. The amount of any write-down would be included in the results of operations as a realized loss. Realized gains and losses resulting from the sale of securities are determined using the average cost method (see Note H).

INCOME TAX PROVISION: The Corporation files a consolidated federal income tax return with FoxMeyer Health. Under a tax sharing agreement (the "Tax Sharing Agreement"), the Corporation is obligated to pay to FoxMeyer Health an amount equal to the income taxes the Corporation would have paid had it been required to file a separate federal income tax return. The Corporation has provided for current and deferred income taxes on its financial statements as if it were actually filing a separate federal income tax return.

Deferred income taxes and liabilities are established for temporary differences between financial statement carrying amounts and the taxable basis of assets and liabilities using rates currently in effect. A valuation allowance is established for any portion of the deferred tax asset for which realization is not likely. The amount of the deferred tax asset considered realizable could be further reduced in the near term if estimates of taxable income during tax loss carryforward periods are reduced.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Differences between amounts received and the net carrying values of properties retired or disposed of are included in results of operations. The cost of maintenance and repairs is charged against results of operations as incurred. Depreciation of property and equipment is provided using the straight-line method at rates designed to distribute the cost of properties over their estimated service lives of 10 to 40 years for buildings and building improvements, 3 to 10 years for equipment and furniture and 3 to 7 years for software. Amortization of leasehold improvements is included in depreciation and amortization based on the lesser of the term of the lease or the asset's estimated useful life of 5 to 20 years. Depreciation for income tax purposes is computed by using both the straight-line and accelerated methods (see Note I).

CAPITALIZATION OF SOFTWARE COSTS: The Corporation capitalizes software purchased in connection with major system developments as well as certain expenditures related to the implementation of this software. In addition, software that is developed or substantially modified internally by the Corporation is also capitalized. The capitalization of these internal projects begins after technological feasibility has been established and ends when testing on the project is completed. Acquisition costs plus direct expenses are capitalized. Interest incurred on borrowed funds used during the capitalization period of $2.0 million in 1996 was also capitalized. Routine upgrades, modifications and maintenance are expensed as incurred.

SELF-INSURANCE PROGRAMS: The Corporation is self-insured for various levels of general liability, automobile, workers' compensation and employee medical coverage. Provisions for claims under the self-insurance programs are actuarially determined for both claims reported and for claims incurred but not reported after consideration of excess loss insurance coverage limits.

INTANGIBLE ASSETS: Intangible assets consist of goodwill and customer lists arising from business combinations. Goodwill, representing the excess of the purchase price over the estimated fair value of the net assets acquired, is amortized using the straight-line method over the period of expected benefit of 40 years. The customer lists are amortized using the straight-line method over the period of benefit, but in no instance exceeding 20 years.

The Corporation periodically reviews the appropriateness of the remaining life of its intangible assets considering whether any events have occurred or conditions have developed which indicate that the remaining life or the amortization method require adjustment. After reviewing the appropriateness of the remaining life and the pattern of usage of the intangible asset, the Corporation then assesses the overall recoverability of intangible assets by determining if the unamortized balance can be recovered through estimated undiscounted future operating cash flows. Absent any unfavorable findings, the Corporation continues to amortize its intangible assets based on the existing estimated life.

SALES: Generally, sales are recorded when goods are shipped and title passes or when services are rendered. In addition, for large volume sales of pharmaceuticals to major self-warehousing drug store chains, the Corporation acts as an intermediary in the order and subsequent delivery of products directly from the manufacturer to the customers' warehouses. These sales of $548.6 million in 1996 are credited to the same account as their associated cost of sales and reported on a net basis in the consolidated statements of operations. While no one customer accounted for more than 10% of net sales in 1996, sales to customers that were members of a hospital buying group did account for approximately 13% of net sales.

UNUSUAL ITEMS: Unusual items consist of certain charges related to (i) the closing or relocation of distribution facilities, including costs to shut-down the Corporation's trading operations, (ii) the closing of the Wichita, Kansas data processing center and the write-off of the remaining book value of systems that are being replaced, (iii) severance costs for personnel reductions involving approximately 100 employees, primarily at the Corporation's corporate office, (iv) losses expected for certain customer contracts and (v) the write-off of certain impaired long-term assets. Partially offsetting the charges were $6.4 million of recoveries on a prior year unusual charge related to the Phar-Mor bankruptcy (see Note E). Approximately $10.5 million of the total unusual charges will require future cash expenditures primarily related to certain customer contracts, severance costs and the closing of the data processing center.

OTHER CHARGES: During the fourth quarter of 1996 the Corporation recorded an adjustment to inventory that resulted in a charge to cost of goods sold of approximately $18.5 million. This adjustment was due primarily to significant information systems problems incurred in connection with the opening of the Corporation's new automated national distribution center in July 1995, and the installation of a new system utilized to record the transfer of product among the Corporation's facilities. The problems caused by the initial inadequacies of these systems resulted in the Corporation shipping more product to some of its customers than it billed, and inflated the amount of credit given to certain of its customers. The ability of the Corporation to track certain shipments was significantly impaired as well.

The magnitude of the problem was not identified until subsequent to year end at which time the Corporation retained the services of an independent third party to help evaluate the problem and provide assurance the Corporation has implemented appropriate measures to resolve the problems and prevent them from recurring. In connection with the national distribution center project, the Corporation engaged, and relied upon, the services of a number of professional consulting firms, equipment manufacturers and software development companies to manage the design, installation and implementation (including adequate training) of the various systems. As a result of the Corporation's own analysis of this inventory shortage, discussion with the independent third party retained by the Corporation to evaluate the problem and based on an evaluation of the nature of the inventory problems, the lack of sufficient reporting, and the time period covered, the Corporation does not believe it can reasonably estimate the impact of the adjustment on a quarter-by-quarter basis.

The Corporation also recorded an additional charge to operating expenses of approximately $15.5 million during the fourth quarter, to increase its allowance for doubtful accounts. A portion of the increase is due to billing problems arising from the issues addressed above. The remainder of the increase is the result of problems primarily related to customers serviced from facilities closed during late 1996. As noted above, the Corporation does not believe it can reasonably estimate the impact of the adjustment on a quarter-to-quarter basis.

Management believes that all material problems have been identified and resolved and that the adjustments referred to above are non-recurring in nature.

NOTE B - ACQUISITIONS

On June 28, 1994, the Corporation completed an amalgamation of a wholly-owned subsidiary with Evans Health Group Limited receiving 4,250,000 shares of common stock in the amalgamated corporation, FoxMeyer Canada Inc. ("FoxMeyer Canada"). Subsequently, the Corporation exercised options for 5,200,000 shares of common stock increasing the Corporation's ownership interest at March 31, 1996 to 47.5%. FoxMeyer Canada, which provides healthcare and pharmacy services in Canada, is accounted for on an equity basis and, at March 31, 1996, the Corporation's investment was $4.6 million and the market value was $65.1 million based on the closing price of the common stock on the Toronto Stock Exchange. The Corporation has options to acquire up to 4,800,000 additional shares of common stock of FoxMeyer Canada for (in Canadian dollars) $3.00 per share. In addition, the Corporation holds a FoxMeyer Canada convertible debenture of $0.8 million.

The Corporation acquired the stock of a pharmacy benefit management company, Scrip Card Enterprises, Inc. ("Scrip Card"), on April 1, 1994 for $10.0 million. The transaction was accounted for by the purchase method of accounting with $8.1 million of the purchase price assigned to the customer list acquired in the transaction. The results of operations of Scrip Card have been included in the consolidated financial statements of the Corporation since its acquisition. During 1996, an additional $1.5 million was paid on the contingent purchase price agreement to the former owners of this business.

NOTE C - DISCONTINUED OPERATIONS

In July 1995, the Corporation adopted a plan to dispose of certain of its managed care and certain information service operations. The Corporation has also recorded a $7.1 million after-tax loss for future operating losses after June 30, 1995 and for the expected loss on the sale of these operations. The $7.1 million after-tax loss was based on management's best estimates of the amounts of future operating losses and proceeds to be realized on the sale or other disposition of the discontinued operations. Actual operating losses and proceeds from disposition may vary from these estimated amounts.

At March 31, 1996, $5.6 million of after-tax operating losses had been incurred since June 30, 1995. The Corporation has completed the sale of two operations and is in negotiations and expects to complete the sale of one of the remaining businesses by the end of the second quarter of fiscal 1997. The net book value of those assets and liabilities which are expected to be sold is reflected on the consolidated balance sheet at March 31, 1996 as "Net assets of discontinued operations held for sale". The net assets, before reclassification, consisted of $15.5 million of current assets, $13.7 million of long-term assets, $12.6 million of current liabilities and $0.1 million of long-term liabilities.

Sales for the year ended March 31, 1996 for these segments, primarily from the managed care operations, were $14.9 million. The loss from discontinued operations is net of $0.4 million of tax benefits for the year ended March 31, 1996.

NOTE D - ACCOUNTS RECEIVABLE FINANCING

The Corporation participated in a $200.0 million accounts receivable financing program under which the Corporation sold a percentage ownership interest in a defined pool of its trade accounts receivable with limited recourse. Generally, an undivided interest in new accounts receivable was sold daily as existing accounts receivable were collected to maintain the participation interest at $200.0 million. Accounts receivable sold under this program were not included in the accompanying balance sheet at March 31, 1996. An allowance for doubtful accounts was retained on the participation interest sold based on estimate of the Corporation's risk of credit loss from its obligation under the recourse provisions. The cost of the program was $13.0 million for the year ended March 31, 1996, and was charged against "Other income, net" in the accompanying consolidated statement of operations. The Corporation also acted as agent for the purchaser by performing recordkeeping and collection functions on the participation interest sold. The agreement contained certain covenants regarding the quality of the accounts receivable portfolio, as well as other covenants which were substantially identical to those contained in the Corporation's credit facilities. Subsequent to March 31, 1996, the Corporation replaced the current accounts receivable financing program with a new $275.0 million, five year program (see Note Q).

NOTE E - PHAR-MOR, INC. RECEIVABLE AND INVESTMENT

On August 17, 1992, Phar-Mor filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Corporation's records reflected that on the filing date it had receivables due from Phar-Mor of approximately $68.8 million. As a result of Phar-Mor's submission of a Plan of Reorganization, in September 1995, the Corporation received shares of common stock in, and warrants to purchase common stock of, Phar-Mor in final settlement of all claims. The common stock and warrants had a market value of $7.4 million resulting in a reduction in the loss recognized in prior years of approximately $1.4 million. In addition, the Corporation received a $5.0 million settlement from other parties related to the Phar-Mor bankruptcy.

The Corporation has accounted for its 7.8% investment in Phar-Mor common stock on an equity basis (see Note A). The carrying value at March 31, 1996 was $7.6 million. In addition, the Corporation has warrants with a book value of $0.1 million to purchase an additional 91,902 shares of Phar-Mor common stock. The market value of the common stock and warrants at March 31, 1996 was $7.2 million.

NOTE F - OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

Trade receivables subject the Corporation to a concentration of credit risk with customers in the retail and in the hospital and alternate care facility sectors. This risk is limited due to the large number of customers comprising the Corporation's customer base and their geographic dispersion. The Corporation performs ongoing credit evaluations of its customer's financial condition and maintains reserves for potential credit losses. The accounts receivable valuation allowance of $23.1 million represents management's best estimate of potential credit losses. Actual credit losses may differ from these estimated amounts. Generally, the Corporation requires no collateral from its customers. In addition, temporary cash investments may also subject the Corporation to a concentration of credit risk. The Corporation places its temporary cash investments primarily with major financial institutions and diversified money market mutual funds.

NOTE G - INVENTORIES

Inventories valued by the LIFO cost method totaled $547.5 million at March 31, 1996. If the FIFO cost method had been used, inventories would have been $56.8 million higher than the amount reported in the accompanying consolidated balance sheet. In addition, liquidation of LIFO inventories carried at lower costs prevailing in prior years, as compared with the current cost of purchases, had the effect of increasing net income in 1996 by $0.1 million.

NOTE H - INVESTMENTS IN MARKETABLE SECURITIES

The Corporation's investments in equity securities are classified as either "available for sale" or "trading". No securities were classified as available for sale at March 31, 1996.

The gross proceeds and realized gains and losses from the sale of available for sale securities and the change in unrealized gains (losses) on available for sale and trading securities are as follows (in thousands of dollars):

======================================================================================
                                                                          For the
                                                                         year ended
                                                                          March 31,
                                                                            1996
--------------------------------------------------------------------------------------
Available for sale securities:
  Proceeds from sales                                                     $22,568
  Realized gains                                                              433
  Realized losses                                                             813
  Net change in unrealized holding gains (losses)                            (635)

Trading securities:
   Net change in unrealized holding gains                                   7,365
                                                                          =======

Approximately $2.1 million of net unrealized losses were charged to operations as a result of changing the classification of certain securities from available for sale to trading ($3.2 million in unrealized losses less $1.1 million in unrealized gains).

NOTE I - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (in thousands of dollars):

======================================================================================
                                                                          March 31,
                                                                            1996
--------------------------------------------------------------------------------------
Land                                                                      $  3,219
Buildings                                                                   35,552
Leasehold Improvements                                                      21,285
Equipment and Furniture                                                     84,675
Software                                                                    19,500
Construction in progress                                                    32,887
                                                                          --------
Total                                                                     $197,118
                                                                          ========

NOTE J - LONG-TERM DEBT

Long-term debt was as follows (in thousands of dollars):
====================================================================
                                                         March 31,
                                                            1996
--------------------------------------------------------------------
Senior Notes                                             $198,000
Unamortized discount on Senior Notes                       (2,967)
Revolving Credit Facility                                 180,800
Industrial development revenue bonds with interest
  rates ranging from 5.0% to 8.0% per annum with
  various maturities                                        1,458
Notes and mortgages with interest rates ranging from
 7.5% to 10.3% per annum with various maturities            2,596
                                                         --------
                                                          379,887
Less long-term debt due within one year                     1,351
                                                         --------
Total                                                    $378,536
                                                         ========

On April 29, 1993, the Corporation issued a $198.0 million of 7.09% senior notes due April 15, 2005 (the "Senior Notes"). As a result of the refinancing discussed in Note Q, the Senior Notes were retired in June, 1996.

The Corporation maintained a $295.0 million revolving credit facility (the "Credit Facility") which was to expire December 31, 1997. At March 31, 1996, $180.8 million was outstanding under the Credit Facility at an average interest rate of 7.0%. The Corporation also maintained a $60.0 million seasonal credit facility which expired March 31, 1996. The average and maximum amounts outstanding under the Credit Facility and seasonal credit facility during 1996 were $228.5 million and $341.0 million, respectively. In addition, the Corporation had $4.2 million in outstanding letters of credit at March 31, 1996. As a result of the refinancing discussed in Note Q, the Credit Facility was repaid in June 1996.

The industrial development revenue bonds, notes and mortgages represent different issues with varying principal payments. Some of these issues bear interest at fixed rates and others bear interest at floating rates. These obligations are generally secured by the underlying real estate.

The Credit Facility and Senior Notes contain covenants which limited the amount of dividends that could be paid by the Corporation. While the Credit Facility and the Senior Notes were repaid and retired in June 1996, the refinancing discussed in Note Q will also limit the amount of dividends that can be paid by the Corporation.

The aggregate maturity requirements on long-term debt by fiscal year are as follows (after taking into consideration the refinancing discussed in Note Q):
$1.4 million in 1997; $0.6 million in 1998; $0.7 million in 1999; $0.6 million in 2000; and $0.5 million in 2001; and $379.1 million thereafter.

The Corporation paid interest costs totaling $30.4 million during 1996.

NOTE K - INCOME TAXES

The provision (benefit) for income taxes consisted of the following (in thousands of dollars):

==================================================================
                                                     For the year
                                                        ended
                                                       March 31,
                                                          1996
------------------------------------------------------------------
State:
    Current                                             $  1,271
    Deferred                                              (4,144)
Federal:
    Deferred                                             (25,082)
                                                        --------
Income tax provision (benefit)                          $(27,955)
                                                        ========

The reasons for the difference between the total tax provision (benefit) and the amount computed by applying the statutory federal income tax rate to loss from continuing operations before income tax provision (benefit) were as follows (in thousands of dollars):

==================================================================
                                                       Year ended
                                                        March 31,
                                                          1996
------------------------------------------------------------------
Statutory rate applied to pre-tax loss                 $(28,312)
State income taxes (net of federal tax                   (1,868)
Amortization of goodwill and other
 nondeductible items                                      2,446
Other items                                                (221)
                                                       --------
Total tax provision (benefit)                          $(27,955)
                                                       ========

The Corporation has net operating loss carryforwards for federal income tax purposes of $141.5 million, $15.6 million of which are limited in their utilization because they were incurred by subsidiaries prior to their acquisition by the FoxMeyer Health consolidated group. The tax operating losses expire during the years 1997 through 2011. The Corporation has investment tax credit carryforwards of $2.3 million expiring in various years from 1997 until 2000, and alternative minimum tax credit carryforwards of $4.6 million, both of which are available to offset the future regular tax liability of the Corporation. Alternative minimum tax credit carryforwards do not expire.

The Corporation's current and noncurrent deferred taxes, which net to a $5.9 million asset consisted of the following temporary differences and net operating losses, at the statutory rate, tax credits and valuation allowance (in thousands of dollars):

================================================================================
                                                        March 31, 1996
                                                  ------------------------------
                                                  Deferred         Deferred
                                                    tax              tax
                                                   assets        liabilities
----------------------------------------------------------------------------
Inventory methods                                 $     -           $ 51,658
Other reserves                                      8,742                  -
Harris acquisition reserves                           319                  -
Bad debt reserves                                   8,953                  -
Depreciation                                            -              3,258
Accrued interest                                        -              1,173
Investments                                         9,808              7,061
Tax net operating losses                           46,008                  -
Tax credits                                           767                  -
Other                                                 185                  -
                                                  -------             ------

Total deferred assets and liabilities              74,782             63,150
Valuation allowance on deferred tax assets         (5,736)                 -
                                                  -------             ------
Total deferred taxes                              $69,046             63,150
                                                  =======

Less:  Deferred tax asset                                            (69,046)
                                                  -------             ------

Deferred tax asset, net                                             $ (5,896)
                                                                    ========

The valuation allowance did not change during fiscal 1996. The Corporation expects that a combination of projected future earnings and the reversal of certain deferred tax liability items will provide more than the required amount of taxable income necessary to realize the value of the deferred tax asset.

Income taxes paid by the Corporation to taxing authorities totaled $0.3 million in 1996. The Corporation paid $1.7 million to FoxMeyer Health under the Tax Sharing Agreement during 1996.

NOTE L - RETIREMENT PLANS AND COMPENSATION PLANS

The Corporation maintains an employees' savings and profit sharing plan under
Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Under the plan, employees generally may elect to exclude up to 12% of their compensation from amounts subject to income tax as a salary deferral contribution. The Corporation makes a matching contribution to each employee in an amount equal to 50% of the first 6% of such contributions. The Corporation's matching contribution to the plan was approximately $1.3 million in 1996. The Corporation did not make any profit-sharing contributions during the year ended March 31, 1996.

NOTE M - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Corporation has two plans, relating exclusively to retired employees, that provide for postretirement health care and life insurance benefits. Health care benefits include major medical insurance with deductible and coinsurance provisions. Life insurance benefits are usually for a flat benefit that decreases to age 65. Generally, the plans provide that retirees pay for a portion of their coverage. The plans are not funded. The Corporation pays all benefits on a current basis. No current active employees are covered under these plans.

The net periodic postretirement benefit cost for the year ended March 31, 1996, was as follows (in thousands of dollars):

==================================================================
                                                     For the year
                                                        ended
                                                       March 31,
                                                          1996
------------------------------------------------------------------
Service cost - benefits earned for the year               $  -
Interest cost                                              220
Amortization of prior service cost                         (46)
                                                          ----
Net periodic postretirement benefit cost                  $174
                                                          ====

The accumulated postretirement benefit obligation at March 31, 1996, included in the accompanying consolidated balance sheet, utilizing a discount rate of 7.8%, is presented below (in thousands of dollars):

==================================================================
                                                       March 31,
                                                          1996
------------------------------------------------------------------
Accumulated postretirement benefit obligation           $2,679
Unrecognized net gain                                      342
Unrecognized gain due to prior service cost                283
                                                        ------
Amount of postretirement benefit obligation included
  in the consolidated balance sheet                     $3,304
                                                        ======

The following assumptions have been used to arrive at the actuarially determined postretirement benefit obligation and periodic postretirement benefit cost. Medical costs were assumed to increase at a rate of 12.0% during 1996. The trend in costs of health care was assumed to decrease over 28 years to a rate of 5.75%. An analysis of this trend rate scenario shows medical costs, on a national basis, stabilizing at 20% of Gross National Product. In order to demonstrate the volatility of the valuation results based on these assumptions, the impact of a 1% increase in the cost of health care will result in an 11.6% increase in the accumulated postretirement benefit obligation and a corresponding 16.3% increase in periodic postretirement benefit cost.

NOTE N - COMMITMENTS AND CONTINGENCIES

The Corporation leases various types of properties, primarily warehouse property and computer equipment, through noncancellable operating leases. Certain leases contain escalation clauses and provide for renewal options, generally at fair market rates. Rental expense from continuing operations under operating leases totaled $18.8 million in 1996. Minimum rental payments under these leases with initial or remaining terms of one year or more at March 31, 1996, total $90.4 million and payments due during the next five fiscal years are 1997 - $14.2 million; 1998 - $29.8 million; 1999 - $17.5 million; 2000 - $18.4 million; 2001-
$2.5 million and thereafter $8.0 million. See Note Q for a discussion of the impact on future rental payments as a result of the purchase of certain property currently under an operating lease.

From time to time the Corporation makes advances to customers in anticipation of future sales. At March 31, 1996, advances totaling $2.8 million were outstanding. In addition, the Corporation has guaranteed debt of certain customers to their banks totaling $1.0 million.

In connection with the merger of the Corporation into a wholly-owned subsidiary of FoxMeyer Health (the "Merger"), several class action lawsuits were filed against the Corporation and certain of its officers and directors alleging, among other things, that the defendants breached their fiduciary duties owed to holders of the Corporation's common stock. Subsequent to the filing of the lawsuits, an agreement was reached, as evidenced by a Memorandum of Understanding (the "Memorandum"), between the plaintiffs and defendants concerning the terms of the Merger and the settlement of the class action lawsuits. In September 1994, two plaintiffs in the class action lawsuits withdrew from the Memorandum. Thereafter, the remaining plaintiffs also withdrew from the Memorandum. In December 1994, the State of Wisconsin Investment Board ("SWIB") filed a complaint against the Corporation. The SWIB complaint alleges that the defendants breached their fiduciary duty to the Corporation's shareholders by agreeing to the Merger at an unfair price and that the proxy statement issued in connection with the Merger failed to disclose certain important facts. On April 30, 1995, the SWIB action was consolidated with the class action lawsuit. An amended complaint was filed in the consolidated case on February 13, 1996. The amended complaint essentially alleges the same claims previously raised. The Corporation believes these lawsuits are without merit and intends to contest these allegations. Management believes the outcome of these lawsuits will not have a material effect on the consolidated financial condition or results of the operation of the Corporation.

The Corporation was named a defendant in several class action lawsuits filed by independent retail drug stores alleging that pharmaceutical manufacturers and drug wholesalers conspired to fix prices of prescription drugs sold to retail drug stores. The plaintiffs sought treble damages of an unspecified amount, injunctive relief and attorney's fees. The Corporation has entered into a Judgment Sharing Agreement (the "Agreement") with the manufacturer defendants in these actions. Under the Agreement, the Corporation's liability will be limited to a maximum of $1.0 million for damages in any action in which there is a judgment against a manufacturer and wholesaler. In the event the manufacturer defendants settle, the Agreement provides that no contribution to such settlement would be required by the Corporation. On April 14, 1996, a federal judge in Chicago granted the defendant drug wholesalers' summary judgment motion and dismissed the case. The plaintiffs have filed an appeal. Management believes that no material effect on the consolidated financial condition or results of operations will result from the eventual settlement of these lawsuits.

There are various pending claims and lawsuits arising out of the normal conduct of the Corporation's business. In the opinion of management, the ultimate outcome of these claims and lawsuits will not have a material effect on the consolidated financial condition or results of operations of the Corporation.

NOTE O - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined by the Corporation based on available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts that the Corporation might realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The following fair values of financial instruments have been determined at March 31, 1996:

The carrying amounts of cash and short-term investments, securities, accounts receivable, accounts payable and other accrued liabilities are reasonable estimates of their fair value. The estimated fair value of notes receivable was not materially different from the carrying value for financial statement purposes at March 31, 1996. In making this determination, the Corporation used interest rates based on the credit worthiness of the customer.

The carrying value of long-term debt was $379.9 million at March 31, 1996. The estimated fair value of long-term debt was $372.4 million at March 31, 1996, based upon interest rates available to the Corporation for issuance of similar debt with similar terms and remaining maturities.

The Corporation has other long-term investments at March 31, 1996 with a carrying value of $1.1 million and an estimated value of approximately $5.0 million based upon the underlying market value of the securities into which the investment may be converted.

The fair value estimates were based on pertinent information available to management as of March 31, 1996. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and current estimates of fair value may differ significantly from the amounts presented herein.

NOTE P - RELATED PARTY TRANSACTIONS

The Corporation has an agreement to loan up to $30.0 million to FoxMeyer Health (the "FoxMeyer Health Loan") at an interest rate of 9.09%. At March 31, 1996, the entire balance was outstanding, however, the FoxMeyer Health Loan was forgiven by the Corporation in June 1996 and treated as a dividend to FoxMeyer Health (see Note Q).

The Corporation and each of its subsidiaries join in the filing of a consolidated federal income tax return with FoxMeyer Health. As members of the FoxMeyer Health consolidated group, the Corporation and each of its subsidiaries are severally liable for all federal income tax liabilities of every member of the FoxMeyer Health consolidated group for years during which the Corporation and its subsidiaries are members of such group. The Corporation and FoxMeyer Health have entered into the Tax Sharing Agreement which relates to the payment of taxes and certain related matters. During the term of the Tax Sharing Agreement, the Corporation is obligated to pay FoxMeyer Health an amount equal to those federal income taxes the Corporation would have paid if, subject to the exceptions described below, the Corporation (on behalf of itself and its subsidiaries) had filed a separate federal income tax return. If a

Potential Default or Event of Default (as defined in the Credit Facility) occurs or is reasonably likely to occur under the Credit Facility, or if, in general, net income of the Corporation and its subsidiaries was not positive for the preceding year, the amount of the payments made by the Corporation under the Tax Sharing Agreement may not exceed the amount of federal income taxes actually payable by FoxMeyer Health until such time as the Potential Default or Event of Default is cured, or net income is positive, at which time any amounts otherwise payable under the Tax Sharing Agreement will be paid. Further, under the Tax Sharing Agreement, FoxMeyer Health must compensate the Corporation to the extent a tax attribute of the Corporation is used to reduce the amount of federal income taxes that otherwise would have been paid by FoxMeyer Health. Any such attributes for which the Corporation is so compensated will not be available to the Corporation to reduce amounts owing to FoxMeyer Health under the Tax Sharing Agreement. The Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local taxes.

During 1996, certain expenses were paid by either the Corporation or FoxMeyer Health which were allocated to, and reimbursed by, the other party. In total, these allocations were not material. In addition, FoxMeyer Health has reimbursed the Corporation for facilities and services provided to FoxMeyer Health at a rate set by a management agreement between FoxMeyer Health and the Corporation. Total payments to the Corporation under this management agreement were $0.7 million for 1996. The Corporation leases an aircraft for which the Corporation is entirely reimbursed by FoxMeyer Health. The Corporation also provides FoxMeyer Health employees with medical, life insurance and 401(k) benefits for which it is also reimbursed by FoxMeyer Health.

FoxMeyer Health made a capital contribution to the Corporation in 1996 of $0.4 million. The contribution represented the tax benefit to the Corporation from compensation expense attributed to the Corporation from the exercise of non-qualified stock options of FoxMeyer Health by the Corporation's employees. The Corporation paid dividends of $10.0 million to FoxMeyer Health during 1996.

During 1996, FoxMeyer Health sold to the Corporation $26.0 million in equity investments at the current market value at the date of sale. The Corporation sold $23.4 million in equity investments to FoxMeyer Health at the then current market value of those investments realizing a gain of $0.7 million.

Sales to Phar-Mor, in which the Corporation obtained a 7.8% equity interest during 1996, were $236.1 million for the year ended March 31, 1996.

The Corporation subleased two facilities and a portion of its data processing center to Ben Franklin Retail Stores, Inc. ("Ben Franklin"), an affiliate of FoxMeyer Health, at an amount equal to its incurred costs. Ben Franklin purchased one of the properties from the lessor in 1994. The Corporation also provided certain data processing services and telecommunications services to Ben Franklin. The total charges for the subleases and services for the year ended March 31, 1996 were approximately $1.9 million. The Corporation had a receivable from Ben Franklin for these payments and for inventory purchased from the Corporation of $2.5 million at March 31, 1996.

NOTE Q - SUBSEQUENT EVENTS (PARAGRAPH EIGHT - UNAUDITED)

On June 19, 1996, the Corporation, through its wholly-owned subsidiary FoxMeyer Drug Company, entered into new financing agreements for a $475.0 million revolving credit facility (the "New Credit Facility") and a $275.0 million accounts receivable financing program (the "New Receivable Financing"), both of which mature in five years. Borrowings under these facilities were used to repay amounts outstanding under the Credit Facility (see Note J), to retire the $198.0 million Senior Notes (see

Note J) and to replace the $200.0 million accounts receivable financing program (see Note D). The Corporation will incur approximately $6.8 million of charges in the first quarter of fiscal 1997 as a result of the early extinguishment of debt and waiver fees paid on the FoxMeyer Credit Facility. In addition, approximately $22.5 million was used to purchase property and equipment that were being leased by the Corporation.

The New Credit Facility matures in June 2001 and is secured by all the tangible and intangible assets of the Corporation except for certain real property and equipment. The interest rates on the New Credit Facility, for the first year, will be based on either the prime rate plus 0.5% or a LIBOR rate (as defined) plus 2.0%. After the first year, the interest rate adjustments to the prime and LIBOR rates will vary depending on certain financial ratios. The New Credit Facility contains certain affirmative and negative covenants including (i) restrictions on acquisitions, mergers, and sales of certain assets by the Corporation, (ii) restrictions on the Corporation's ability to enter into transactions with affiliates, (iii) restrictions on the Corporation's ability to incur additional indebtedness, to make capital expenditures, and to make certain loans, advances and investments, and (iv) requirements to maintain a minimum interest coverage ratio, ratio of accounts payable to inventory and net worth. Amounts available pursuant to the New Credit Facility are limited to a percentage of certain eligible inventory and accounts receivable balances. The New Credit Facility limits the amount of dividends that can be paid by the Corporation to the lessor of $15.0 million or 50% of the Corporation's prior fiscal year net income. Under this limitation, the Corporation will not be able to pay a dividend in fiscal 1997. The New Credit Facility does permit payments under the Tax Sharing Agreement between the Corporation and FoxMeyer Health but limits the amount of transfers of cash or other assets.

The New Receivable Financing also matures June 2001 and provides that the Corporation will sell, with limited recourse, a percentage ownership interest in a defined pool of its trade receivables. The New Receivable Financing requires that all receivables generated by FoxMeyer Drug Company be sold to a new corporation, FoxMeyer Funding, Inc. ("FFI"), a wholly-owned subsidiary of FoxMeyer Drug Company. FFI's business consists only of the purchase of receivables from FoxMeyer Drug Company and the sale of those receivables. Generally, an undivided interest in new accounts receivable will be sold daily by FFI as existing accounts receivable are collected to attempt to maintain the participation interest at $275.0 million. FoxMeyer Drug Company will act as agent for the purchaser performing recordkeeping and collection functions on the participation interest sold. The cost of the program will be based on commercial paper rates plus an additional margin of 0.875%. The New Receivable Financing contains affirmative and negative covenants which are substantially the same as those in the New Credit Facility.

As part of the refinancing, the Corporation has elected to purchase certain equipment and other personal property formerly used under an operating lease. Subsequent to the purchase, the Corporation's future minimum rental payments (see Note N) under leases with initial or remaining terms of one year or more at March 31, 1996, will be $67.3 million with payments due during the next five fiscal years of $10.9 million in 1997, $10.1 million in 1998, $17.5 million in 1999, $18.4 million in 2000, $2.5 million in 2001 and $7.9 million, thereafter.

Concurrent with the refinancing, the Corporation declared and paid a dividend to FoxMeyer Health consisting of certain assets held by the Corporation, unrelated to its core business, with a book value of $94.7 million at March 31, 1996. The dividend included substantially all the assets and liabilities of the discontinued operations (see Note C), another subsidiary that is an information service provider and the Corporation's investments in FoxMeyer Canada, Phar-Mor, and other marketable securities. The

Corporation also forgave the $30.0 million FoxMeyer Health Loan (see Note P) plus accrued interest due thereon. An unaudited condensed pro forma balance sheet at March 31,1996 as if the dividend had been paid at that time follows (in thousands):

-------------------------------------------------------
Current assets                               $  949,061
Net property, plant and equipment               121,987
Other assets                                    272,356
                                             ----------

Total assets                                 $1,343,404
                                             ----------

Current liabilities                          $  686,550
Long-term debt                                  378,536
Other long-term liabilities                       4,627
Stockholder's equity                            273,691
                                             ----------
Total liabilities and stockholder's
 equity                                      $1,343,404
                                             ----------

Commencing in mid July 1996, a group of the Corporations' most significant vendors began reducing their credit lines to the Corporation. Despite positive cash flow projections, the liquidity offered by the New Credit Facility and the Corporation's history of timely debt payments, the group of vendors eliminated approximately $100 million of liquidity from the Corporation's operations over a forty-five day period by shortening repayment terms or requiring prepayment for inventory purchases. In addition, during July and August, 1996, the Corporation made certain prepayments to its suppliers for shipments of critical orders, where after receiving payment, the vendors refused to release the product. In August 1996, the Corporation met with certain key vendors requesting a reinstatement of credit lines to previous levels; however, an agreement could not be reached. Therefore, as a result of the above noted events, management of the Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11") on August 27, 1996. Management believes that as a result of uncertainties created by the bankruptcy filing, many customers withheld payment on accounts receivable and, due in part to substantial staff turnover, disputed items increased resulting in deterioration of accounts receivable aging.

Concurrent with the Corporation's filing for protection under Chapter 11 on August 27, 1996, the Corporation entered into a new debtor-in-possession financing arrangement which replaced the revolving credit facility and the accounts receivable financing program. The arrangement, which expires on August 27, 1997, provides for borrowings up to $775 million. Advances under the arrangement are limited in the aggregate to the amount of the eligible borrowing base which is calculated as the sum of 70% of eligible inventory (as defined) and 85% of eligible accounts receivable (as defined). Interest is calculated daily as .75% plus the higher of (a) the highest daily prime rate of the five largest member banks of the New York Clearing House Association or (b) the weighted average rate on overnight federal funds transactions. In addition, all litigation as described in Note N to the consolidated financial statements, has been stayed pursuant to the rules of the U.S. Bankruptcy Code. On November 8, 1996, the U.S. Bankruptcy Court approved a sale of the principal assets of the Corporation to McKesson Corporation ("McKesson"). In connection with the Corporation's asset sale, McKesson paid approximately $23 million in cash to debtors, paid off approximately $500 million in secured debt and assumed an additional $75 million in other liabilities. On March 18, 1997, the Corporation amended its bankruptcy filing from Chapter 11 to Chapter 7 with the intention of liquidating the remaining net assets of the Corporation.

The unaudited condensed presentation of net assets of the Corporation and its subsidiaries which was filed with the bankruptcy court as of March 18, 1997 are as follows (in thousands):

ASSETS
          Cash                                     $     432
          Short-term investments-Treasury Bills       16,185
          Other assets                                   250
                                                   ---------
            TOTAL ASSETS                           $  16,867
                                                   =========
CURRENT LIABILITIES:
          Current professional fees payable        $   1,798
          Professional fee holdback payable            1,161

LIABILITIES SUBJECT TO COMPROMISE:
          Secured claims                               1,842
          Priority claims                              1,355
          Unsecured                                  423,771
                                                   ---------
            TOTAL LIABILITIES                        429,927

STOCKHOLDERS' DEFICIT                               (413,060)
                                                   ---------
            TOTAL LIABILITIES AND
            STOCKHOLDERS' DEFICIT                  $  16,867
                                                   =========

The condensed information presented above is not meant to reflect the net assets in liquidation of the Corporation under generally accepted acounting principles.

                     CONDENSED CONSOLIDATED BALANCE SHEET

FoxMeyer Corporation and Subsidiaries          (In thousands of dollars)
------------------------------------------------------------------------
                                                     September 30,
                                                     -------------
                                                         1996
                                                         ----
ASSETS                                                (unaudited)
Current assets
  Cash and short-term investments                     $  20,914
  Receivables - net                                     307,221
  Inventories                                           362,641
  Other current assets                                   14,367
                                                      ---------

Total current assets                                    705,143

Property, plant and equipment                           250,815
  Less:  Allowance for depreciation and amortization     84,530
                                                      ---------

Net property, plant and equipment                       166,285

Other assets                                             10,949
                                                      ---------

Total assets                                          $ 882,377
                                                      =========
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities
  Accounts payable                                    $   7,448
  Accrued liabilities                                    23,902
  Debt due within one year                              527,447
                                                      ---------
Total current liabilities                               558,797

Liabilities subject to compromise                       436,652
Other long-term liabilities                               6,123

Stockholder's deficit
   Common stock                                               -
   Capital in excess of par value                       399,405
   Retained deficit                                    (518,600)
                                                      ---------

Total stockholder's deficit                            (119,195)
                                                      ---------

Total liabilities and stockholder's
 deficit                                              $ 882,377
                                                      =========

------------------------------------------------------------------------

See notes to unaudited condensed consolidated financial statements.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FoxMeyer Corporation and Subsidiaries                     (In thousands of dollars)
-----------------------------------------------------------------------------------------
                                                       For the six-month periods ended
                                                                 September 30,
                                                      -----------------------------------
                                                         1995                     1996
                                                      ----------               ----------
                                                                  (unaudited)
Net sales                                             $2,598,721               $2,635,393
Costs and expenses
  Cost of goods sold                                   2,468,127                2,580,860
  Selling, general and administrative expenses            98,314                  178,972
  Depreciation and amortization                           11,807                   15,674
  Goodwill and other intangibles write-off                     -                  207,887
                                                      ----------               ----------
                                                          20,473                 (348,000)
Other income (expense)                                    (3,707)                   7,753
                                                      ----------               ----------
Operating income (loss)                                   16,766                 (340,247)

Financing costs
  Interest expense                                        11,266                   28,780
  Interest income                                            449                    1,394
                                                      ----------               ----------
Financing costs, net                                      10,817                   27,386
                                                      ----------               ----------
Income (loss) from continuing
 operations before income tax provision                    5,949                 (367,633)

Income tax provision                                       2,498                    5,897
                                                      ----------               ----------

Income (loss) from continuing operations                   3,451                 (373,530)

Gain (loss) from discontinued operations, net of tax      (1,317)                     482
Extraordinary items - early extinguishment of debt             -                   (8,697)
                                                      ----------               ----------
Net income (loss)                                     $    2,134               $ (381,745)
                                                      ==========               ==========
-----------------------------------------------------------------------------------------


See notes to unaudited condensed consolidated financial statements.

      CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)


FoxMeyer Corporation And Subsidiaries                                                        (In thousands of dollars)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              Net
                                                                                          unrealized
                                                                                            holding
                                                                                          gain (loss)
                                                             Capital in                       on                       Retained
                                                             excess of                    marketable                   earnings
                                Common stock                 par value                    securities                   (deficit)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         (unaudited)
BALANCE AT MARCH 31, 1995       $          -                 $398,964                     $     635                    $  39,586

Net income                                 -                                                                               2,134
Net unrealized loss on
 marketable securities                                                                         (995)
Dividends declared                                                                                                       (10,000)
Other                                                                                                                         86
--------------------------------------------------------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 1995      $          -                 $398,964                     $    (360)                   $  31,806
================================================================================================================================

BALANCE MARCH 31, 1996          $          -                 $399,405                     $       -                    $ (31,005)

Net loss                                   -                        -                             -                    $(381,745)
Dividend to FoxMeyer Health
 Corporation                               -                        -                             -                    $(105,888)
Other                                      -                        -                             -                           38
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1996   $          -                 $399,405                     $       -                    $(518,600)
================================================================================================================================

See notes to unaudited condensed consolidated financial statements.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FoxMeyer Corporation and Subsidiaries                                                        (In thousands of dollars)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                 For the six-month periods ended September 30,
                                                                              -------------------------------------------------
                                                                                         1995                      1996
                                                                                       ---------                ----------
                                                                                                   (unaudited)
Cash flows from operating activities:
  Net income (loss)                                                                    $   2,134                $ (381,745)
Adjustments to reconcile net income (loss) to net cash
used by operating activities:
  Depreciation and amortization                                                           11,807                    15,674
  Provision for losses on accounts receivable                                              1,309                   101,591
  Provision for losses on inventories                                                          -                    26,200
  Other non-cash charges or write-offs                                                     2,130                     3,647
  Gain on investments                                                                     (1,214)                   (6,414)
  Goodwill and other intangibles write-off                                                     -                   207,887
  Extraordinary items                                                                          -                     8,697
  Deferred tax provision                                                                   2,457                         -
  Valuation allowance on deferred taxes                                                        -                     5,897
  Write-off of deferred financing fees                                                         -                     6,652
  Cash provided (used) by working capital items, net of acquisitions
     Receivables                                                                          14,645                  (189,990)
     Inventories                                                                        (147,290)                  179,428
     Other assets                                                                         (6,287)                   (4,466)
     Accounts payable and accrued liabilities/ liabilities subject to compromise          76,118                  (181,994)
  Proceeds from accounts receivable financing program                                          -                   100,000
  Other                                                                                   (1,613)                     (598)
                                                                                       ---------                ----------
Net cash used by operating activities                                                    (45,804)                 (109,534)
                                                                                       ---------                ----------
Cash flows from investing activities:
  Purchases of property, plant and equipment                                             (24,145)                  (56,192)
  Prepayment on long-term commitment                                                           -                      (300)
  Purchase of investments                                                                (26,532)                        -
  Proceeds from the sale of investments                                                   12,092                     1,343
  Acquisitions, net of cash acquired                                                      (4,609)                        -
  Other                                                                                   (1,356)                        -
                                                                                       ---------                ----------
Net cash used by investing activities                                                    (44,550)                  (55,149)
                                                                                       ---------                ----------
Cash flows from financing activities:
  Borrowings under revolving credit facilities                                           671,080                 1,084,917
  Repayments under revolving credit facilities                                          (568,080)                 (703,730)
  Loans to FoxMeyer Health Corporation                                                    (2,300)                        -
  Other debt repayments                                                                     (477)                 (198,162)
  Loan origination fees                                                                      (85)                  (18,942)
  Dividends paid on common stock                                                         (10,000)                        -
                                                                                       ---------                ----------
Net cash provided by financing activities                                                 90,138                   164,083
                                                                                       ---------                ----------
Net decrease in cash and short-term investments                                             (216)                     (600)
   Cash and short-term investments, beginning of year                                     24,551                    21,514
                                                                                       ---------                ----------
Cash and short-term investments, end of year                                           $  24,335                $   20,914
                                                                                       =========                ==========


See notes to unaudited condensed consolidated financial statements.

FOXMEYER CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED
SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

NOTE A - CURRENT DEVELOPMENTS

As of September 30, 1996, FoxMeyer Corporation and its subsidiaries (the "Corporation") were engaged principally in the wholesale distribution of a full line of pharmaceutical products and health and beauty aids to independent drug stores, chain stores, hospitals and alternate care facilities in the United States. The Corporation is a wholly-owned subsidiary of FoxMeyer Health Corporation ("FoxMeyer Health").

As discussed in Note Q to the Corporation's consolidated financial statements as of and for the year ended March 31, 1996, the Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Code on August 27, 1996. As a result of uncertainties created by the bankruptcy filing many customers withheld payment on accounts receivable and, due in part to substantial staff turnover, disputed items increased resulting in a deterioration of accounts receivable aging. On November 8, 1996, the U.S. Bankruptcy Court approved a sale of the principal assets of the Corporation to McKesson Corporation (McKesson). In connection with the Corporation's asset sale, McKesson paid approximately $23 million in cash to debtors, paid off approximately $500 million in secured debt and assumed an additional $75 million in other liabilities.

The sale to McKesson at a value substantially less than the book value of the tangible net assets indicated that the Corporation's goodwill and other intangibles at September 30, 1996 of $197.4 million and $10.5 million, respectively, were impaired and such assets were written off in their entirety. The deterioration in the Corporation's operations discussed above resulted in the need for substantial reserves for receivables and inventories, and an additional valuation allowance for deferred tax assets. The write-off for these items aggregated $126.0 million and is reflected in the results for the six month period ended September 30, 1996.

NOTE B - BASIS OF PRESENTATION AND ACCOUNTING POLICIES

The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during such reporting periods. Significant estimates and assumptions made by management which are included in the accompanying financial statements include valuation reserves for receivables, inventories and deferred tax assets, and the impairment of goodwill and other intangibles. Actual results could differ from these estimates.

The accompanying condensed consolidated balance sheet of the Corporation as of September 30, 1996, the condensed consolidated statements of operations, cash flows and stockholder's equity for the six-month periods ended September 30, 1995 and 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements as of and for the year ended March 31, 1996, and include all adjustments necessary for the fair presentation of financial position, results of operations, changes in stockholder's equity (deficit) and cash flows. These condensed consolidated financial statements should be read in conjunction with the Corporation's consolidated financial statements as of and for the year ended March 31, 1996. The results of operations for the six month period ended September 30, 1996 are not indicative of the results that may be expected for the entire year due to the significant write-offs that are included in the period as discussed in Note A.

LIABILITIES SUBJECT TO COMPROMISE: Liabilities subject to compromise represent certain liabilities incurred by the Corporation prior to its bankruptcy filing and consist primarily of accounts payable to unsecured creditors at September 30, 1996.

SALES: Generally, sales are recorded when goods are shipped and title passes or when services are rendered. In addition, for large volume sales of pharmaceuticals to major self-warehousing drug store chains, the Corporation acts as an intermediary in the order and subsequent delivery of products directly from the manufacturer to the customers' warehouses. These sales of $173.3 million and $275.9 million for the six-month periods ended September 30, 1995 and 1996, respectively, are credited to the same account as their associated cost of sales and reported on a net basis in the condensed consolidated statements of operations.

OTHER CHARGES: During the fourth quarter of fiscal 1996 the Corporation recorded an adjustment to inventory that resulted in a charge to cost of goods sold of approximately $18.5 million. This adjustment was due primarily to significant information systems problems incurred in connection with the opening of the Corporation's new automated national distribution center in July 1995, and the installation of a new system utilized to record the transfer of product among the Corporation's facilities. The problems caused by the initial inadequacies of these systems resulted in the Corporation shipping more product to some of its customers than it billed, and inflated the amount of credit given to certain of its customers. The ability of the Corporation to track certain shipments was significantly impaired as well.

The magnitude of the problem was not identified until subsequent to year end at which time the Corporation retained the services of an independent third party to help evaluate the problem and provide assurance the Corporation had implemented appropriate measures to resolve the problems and prevent them from recurring. In connection with the national distribution center project, the Corporation engaged, and relied upon, the services of a number of professional consulting firms, equipment manufacturers and software development companies to manage the design, installation and implementation (including adequate training) of the various systems. As a result of the Corporation's own analysis of this inventory shortage, discussion with the independent third party retained by the Corporation to evaluate the problem and based on an evaluation of the nature of the inventory problems, the lack of sufficient reporting, and the time period covered, the Corporation does not believe it can reasonably estimate the impact of the adjustment on a quarter-by-quarter basis. The accompanying condensed consolidated statements of operations and cash flows for the six month period ended September 30, 1995 do not reflect any adjustment for these matters.

The Corporation also recorded an additional charge to operating expenses of approximately $15.5 million during the fourth quarter of fiscal 1996, to increase its allowance for doubtful accounts. A portion of the increase is due to billing problems arising from the issues addressed above. The remainder of the increase is the result of problems primarily related to customers serviced from facilities closed during late fiscal 1996. As noted above, the Corporation does not believe it can reasonably estimate the impact of the adjustment on a quarter-to-quarter basis. The accompanying condensed consolidated statements of operations and cash flows for the six month period ended September 30, 1995 do not reflect any adjustment for these matters.

NOTE C - INVENTORIES

Inventories valued by the LIFO cost method totaled $345.6 million at September 30, 1996. If the FIFO cost method had been used, inventories would have been $52.5 million higher than the amounts reported in the accompanying consolidated balance sheet at September 30, 1996. In addition, liquidation of LIFO inventories carried at lower costs prevailing in prior years, as compared with the current cost of purchases, had the effect of decreasing the net loss in the six-month period ended September 30, 1996 by $4.7 million.

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands of dollars):

Land                           $  4,015
Buildings                        61,069
Leasehold Improvements           20,532
Equipment and Furniture         101,142
Software                         56,493
Construction in Progress          7,564
                               --------
Total                          $250,815
=======================================


As part of the refinancing discussed in Note E the Corporation elected to purchase for $22.5 million certain equipment and other personal property formerly used under an operating lease. In addition, in September 1996, the Corporation purchased for $25.1 million certain buildings formerly under operating leases.

NOTE E - DEBT

As discussed in Note J to the Corporation's consolidated financial statements as of and for the year ended March 31, 1996, on June 19, 1996, the Corporation, through its wholly-owned subsidiary FoxMeyer Drug Company, entered into new financing agreements for a $475.0 million revolving credit facility and a $275.0 million accounts receivable financing program, both of which were to mature in five years. The new accounts receivable financing was increased to $300.0 million on August 2, 1996. Concurrent with the Corporation's filing for protection under Chapter 11 of the U.S. Bankruptcy Code on August 27, 1996, the Corporation entered into a new debtor-in-possession financing arrangement which replaced the revolving credit facility and the accounts receivable financing program. The arrangement, which expires on August 27, 1997, provides for borrowings up to $775 million. Advances under the arrangement are limited in the aggregate to the amount of the eligible borrowing base which is defined as the sum of 70% of eligible inventory (as defined) and 85% of eligible accounts receivable (as defined). Interest is calculated daily at .75% plus the higher of (a) the highest daily prime rate of the five largest member banks of the New York Clearing House Association or (b) the weighted average rate on overnight Federal funds transactions. At September 30, 1996, borrowings under this arrangement were $527.4 million and were classified as current liabilities.

Subsequent to September 30, 1996, McKesson Corporation provided $30 million to the Corporation through participation in the Corporation's existing debtor-in-possession financing, which allowed the Corporation to purchase additional inventory.

NOTE F - COMMITMENTS AND CONTINGENCIES

As discussed in Note N to the Corporation's consolidated financial statements as of and for the year ended March 31, 1996, the Corporation was named as a defendant in a number of class action lawsuits. As a result of the Chapter 11 filing, these lawsuits were stayed.

NOTE G - DIVIDEND TO FOXMEYER HEALTH

Concurrent with the June 19, 1996 refinancing described in Note E, the Corporation declared and paid a dividend to FoxMeyer Health consisting of certain assets held by the Corporation, unrelated to its core business, with a book value of $105.9 million at June 19, 1996. The dividend included substantially all the assets and liabilities of the discontinued operations, another subsidiary that is an information service provider and the Corporation's investments in FoxMeyer Canada, Phar-Mor, and other marketable securities and the forgiveness of the $30.0 million FoxMeyer Health loan plus accrued interest due thereon.

                   Pro Forma Condensed Financial Information
                                  (Unaudited)


     McKesson Corporation's ("McKesson") acquisition of the assets and assumption of certain liabilities (the "Acquisition") of FoxMeyer Corporation's healthcare distribution business ("FoxMeyer") will be accounted for under the "purchase" method of accounting which requires the purchase price to be allocated to the acquired assets and liabilities on the basis of their estimated fair values as of the date of acquisition. The following pro forma combined condensed balance sheet gives effect to the Acquisition as if it occurred on September 30, 1996 and the pro forma combined condensed statements of income give effect to the Acquisition as if it occurred on April 1, 1995 and include adjustments which are directly attributable to the Acquisition and expected to have a continuing impact on the combined company (collectively, the "Pro Forma Financial Information"). As the Pro Forma Financial Information has been prepared based on preliminary estimates of fair values, amounts actually recorded may change upon additional analysis of individual assets acquired and liabilities assumed.

     The Pro Forma Financial Information and related notes are provided for informational purposes only and are not indicative of the consolidated financial position or results of operations of the Company as they may be in the future or as they might have been had the Acquisition been effected on the assumed dates. For instance, due to its bankruptcy filing and the resultant deterioration in its operations during the six-month period ended September 30, 1996, FoxMeyer wrote-off its goodwill and other intangibles totaling $207.9 million and established substantial accounts receivable and inventory reserves and an additional valuation allowance for deferred tax assets totaling $126.0 million. In addition, McKesson plans to restructure certain of FoxMeyer's business activities in the future. The Pro Forma Financial Information should be read in conjunction with the historical consolidated financial statements of McKesson, and the related notes thereto, which are included in McKesson's Annual Report on Form 10-K for the year ended March 31, 1996, and the historical financial statements of FoxMeyer Corporation, and the related notes thereto, presented elsewhere in this Current Report on Form 8-K/A.

     Subsequent to September 30, 1996, McKesson sold its majority-owned subsidiary, Armor All Products Corporation, and reached a decision to dispose of its wholly-owned subsidiary Millbrook Distribution Services Inc. Consequently, both businesses have been reclassified as discontinued operations in the accompanying Pro Forma Financial Information. In addition, in order to conform to industry practice, McKesson changed the classification of its sales and cost of sales associated with sales to customers' warehouses to present only the gross profit from such sales in revenues. This change is also reflected in the accompanying Pro Forma Financial Information.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    FOR THE FISCAL YEAR ENDED MARCH 31, 1996
                                  (unaudited)
                    (in millions, except per share amounts)

                                                                                                              PRO FORMA
                                                                            REVISED                    -------------------------
                                            HISTORICAL                     HISTORICAL    HISTORICAL
                                             MCKESSON       ADJUSTMENTS     MCKESSON      FOXMEYER     ADJUSTMENTS     COMBINED
                                            -----------    -------------   ----------    ----------    ------------   ----------
Revenues                                     $13,716.4     $  (564.7)/a/    $9,953.7      $5,487.4     $ (0.7)/d/    $15,440.4
                                                              (186.5)/b/
                                                            (3,011.5)/c/
Cost of Sales                                 12,569.4        (430.4)/a/     9,038.2       5,254.3       (0.1)/d/     14,292.4
                                                               (89.3)/b/
                                                            (3,011.5)/c/
                                             ---------     ---------        --------      --------     ------        ---------
Gross profit                                   1,147.0        (231.5)          915.5         233.1       (0.6)         1,148.0
Selling, general and administrative
  expenses                                       872.9        (113.1)/a/       674.2         289.7      (31.8)/d,e/      932.1
                                                               (85.6)/b/
Interest expense                                  46.7          (3.7)/a/        44.4          24.3                        68.7
                                                                 1.4/b/
                                             ---------     ---------        --------      --------     ------        ---------
Income (loss) before taxes on income             227.4         (30.5)          196.9         (80.9)      31.2            147.2
Taxes on income (loss)                           (88.7)          7.1/a/        (76.2)         28.0       (3.2)/f/        (51.4)
                                                                 5.4/b/
                                             ---------     ---------        --------      --------     ------        ---------
Income (loss) before minority interest           138.7         (18.0)          120.7         (52.9)      28.0             95.8
Minority Interest                                 (3.3)          3.3/b/
                                             ---------     ---------        --------      --------     ------        ---------
Income (loss) after taxes
 Continuing operations                           135.4         (14.7)          120.7         (52.9)      28.0             95.8
 Discontinued operations                                        10.4/a/         14.7          (7.6)       5.1/d/          12.2
                                                                 4.3/b/
                                             ---------     ---------        --------      --------     ------        ---------
Net Income (loss)                            $   135.4     $       0        $  135.4      $  (60.5)    $ 33.1        $   108.0
                                             =========     =========        ========      ========     ======        =========
Net income per share
 Fully diluted
   Continuing operations                     $    2.90                      $   2.59                                 $    2.05
   Discontinued operations                                                      0.31                                      0.26
                                             ---------                      --------                                 ---------
     Total                                   $    2.90                      $   2.90                                 $    2.31
                                             =========                      ========                                 =========

 Primary
   Continuing operations                     $    2.90                      $   2.59                                 $    2.05
   Discontinued operations                                                      0.31                                      0.26
                                             ---------                      --------                                 ---------
     Total                                   $    2.90                      $   2.90                                 $    2.31
                                             =========                      ========                                 =========

Shares on which net income
per common share were based
 Fully diluted                                    46.7                          46.7                                      46.7
 Primary                                          46.6                          46.6                                      46.6

a. Represents the reclassification of amounts related to McKesson's discontinuance of its Millbrook subsidiary based on management's decision in December 1996 to dispose of such subsidiary.

b. Represents the reclassification of amounts related to McKesson's discontinuance of its majority-owned Armor All subsidiary which was sold in December 1996.

c. Represents the reclassification of sales and cost of sales associated with sales to customers' warehouses to reflect only the gross profit from such sales in revenues.

d. Reflects the elimination of the amounts related to subsidiaries, investments and other assets which FoxMeyer Corporation transferred to FoxMeyer Health Corporation, in the form of a dividend during June 1996 as follows; (i) revenues of $0.7 million, (ii) cost of sales of $0.1 million, (iii) investment income of $7.3 million, and (iv) losses from discontinued operations of $5.1 million.

e. Reflects (i) a net reduction of goodwill and other intangibles amortization of $22.8 million to eliminate the amortization recognized by FoxMeyer on a historical basis and to record the amortization of the negative goodwill resulting from the Acquisition, and (ii) the elimination of FoxMeyer historical depreciation of $16.3 million due to the reduction to zero of the carrying value of property, plant and equipment resulting from the excess of the fair value of net assets acquired over purchase price. Negative goodwill is being amortized on a straight-line basis over 5 years.

f. Adjusts the historical provision for income taxes to give effect to the pro forma adjustments discussed above.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                   SIX MONTH PERIOD ENDED SEPTEMBER 30, 1996
                                  (unaudited)
                    (in millions, except per share amounts)

                                                                                                             PRO FORMA
                                                                            REVISED                   -----------------------
                                            HISTORICAL                    HISTORICAL    HISTORICAL
                                             MCKESSON     ADJUSTMENTS      MCKESSON      FOXMEYER     ADJUSTMENTS    COMBINED
                                           -----------  -------------    -----------   -----------   ------------   ---------
Revenues                                      $7,068.0   $  (237.2)/a/      $5,401.5      $2,635.4     $ (0.3)/d/     $8,036.6
                                                             (92.8)/b/
                                                          (1,336.5)/c/
Cost of Sales                                  6,496.8      (179.8)/a/       4,938.5       2,580.9                     7,519.4
                                                             (42.0)/b/
                                                          (1,336.5)/c/
                                              --------   ---------          --------      --------     ------         --------
Gross profit                                     571.2      (108.2)            463.0          54.5       (0.3)           517.2
Selling, general and administrative
 expenses                                        448.0       (53.2)/a/         356.5         394.8      (19.5)/d,e/      731.8
                                                             (38.3)/b/
Interest expense                                  22.1        (1.9)/a/          21.1          27.4       (3.3)/f/         45.2
                                                               0.9/b/
                                              --------   ---------          --------      --------     ------         --------
Income (loss) before taxes on income             101.1       (15.7)             85.4        (367.7)      22.5           (259.8)
Taxes on income (loss)                           (39.4)        1.0/a/          (32.8)         (5.9)      (4.3)/g/        (43.0)
                                                               5.6/b/
                                              --------   ---------          --------      --------     ------         --------
Income (loss) before minority interest            61.7        (9.1)             52.6        (373.6)      18.2           (302.8)
Minority Interest                                 (3.5)        3.5/b/
                                              --------   ---------          --------      --------     ------         --------
Income (loss) after taxes
 Continuing operations                            58.2        (5.6)             52.6        (373.6)      18.2           (302.8)
 Discontinued operations                                       1.3/a/            5.6           0.5                         6.1
                                                               4.3/b/
 Extraordinary items                                                                          (8.7)                       (8.7)
                                              --------   ---------          --------      --------     ------         --------
Net Income (loss)                             $   58.2   $       0          $   58.2      $ (381.8)    $ 18.2         $ (305.4)
                                              ========   =========          ========      ========     ======         ========

Net income (loss) per share
 Fully diluted
   Continuing operations                      $   1.30                      $   1.18                                  $  (7.03)
   Discontinued operations                                                      0.12                                      0.14
   Extraordinary items                                                                                                   (0.20)
                                              --------                      --------                                  --------
     Total                                    $   1.30                      $   1.30                                  $  (7.09)
                                              ========                      ========                                  ========

 Primary
   Continuing operations                      $   1.30                      $   1.18                                  $  (7.03)
   Discontinued operations                                                      0.12                                      0.14
   Extraordinary items                                                                                                   (0.20)
                                              --------                      --------                                  --------
     Total                                    $   1.30                      $   1.30                                  $  (7.09)
                                              ========                      ========                                  ========

Shares on which net income (loss)
per common share were based
 Fully diluted                                    44.6                          44.6                                      43.1
 Primary                                          44.6                          44.6                                      43.1

a. Represents the reclassification of amounts related to McKesson's discontinuance of its Millbrook subsidiary based on management's decision in December 1996 to dispose of such subsidiary.

b. Represents the reclassification of amounts related to McKesson's discontinuance of its majority-owned Armor All subsidiary which was sold in December 1996.

c. Represents the reclassification of sales and cost of sales associated with sales to customers' warehouses to reflect only the gross profit from such sales in revenues.

d. Reflects the elimination of the amounts related to subsidiaries, investments and other assets which FoxMeyer Corporation transferred to FoxMeyer Health Corporation, in the form of a dividend during June 1996 as follows; (i) revenues of $0.3 million, and (ii) investment income of $3.9 million.

e. Reflects (i) a net reduction of goodwill and other intangibles amortization of $11.4 million to eliminate the amortization and depreciation recognized by FoxMeyer on a historical basis and to record the amortization of the negative goodwill resulting from the Acquisition, and (ii) the elimination of FoxMeyer historical depreciation of $12.0 million due to the reduction to zero of the carrying value of property, plant and equipment resulting from the excess of the fair value of net assets acquired over purchase price. Negative goodwill is being amortized on a straight-line basis over 5 years.

f. Represents the reduction of interest expense recognized by FoxMeyer on a historical basis based on the terms of McKesson's borrowings used to refinance the FoxMeyer debt assumed.

g. Adjusts the historical provision for income taxes to give effect to the pro forma adjustments discussed above.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                  (unaudited)
                                 (in millions)

                                                                                                             PRO FORMA
                                                                           REVISED                   -------------------------
                                              HISTORICAL                  HISTORICAL   HISTORICAL
                                               MCKESSON    ADJUSTMENTS     MCKESSON     FOXMEYER      ADJUSTMENTS    COMBINED
                                              ----------   ------------   ----------   -----------   -------------   ---------
ASSETS
------
Cash and cash equivalents                       $  188.3     (55.0)/b/      $  133.3      $  20.9     $ (23.1)/c,d/   $  131.1
Marketable securities available for sale            57.0                        57.0                                      57.0
Receivables                                        989.2     (25.6)/a/         933.0        307.2        (0.3)/d/      1,239.9
                                                             (30.6)/b/
Inventories                                      1,342.7     (51.8)/a/       1,283.8        362.6        31.8/d,e/     1,678.2
                                                              (7.1)/b/
Prepaid expenses                                    41.1      (4.6)/a/          26.2         14.4        11.1/f,g/        51.7
                                                             (10.3)/b/
Property, plant and equipment - net                388.9     (13.4)/a/         366.7        166.3      (166.3)/g,h/      366.7
                                                              (8.8)/b/
Goodwill and other intangibles                     279.2     (38.5)/b/         240.7                                     240.7
Net assets of discontinued operations                         54.9/a/          121.1                      3.6/i/         124.7
                                                              66.2/b/
Other assets                                       277.2      (4.7)/a/         271.9         11.0                        282.9
                                                              (0.6)/b/
                                                --------   -------          --------       ------     -------         --------
    Total assets                                $3,563.6   $(129.9)         $3,433.7       $882.4     $(143.2)        $4,172.9
                                                ========   =======          ========       ======     =======         ========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Drafts and accounts payable                     $1,456.3     (30.6)/a/      $1,416.3       $  7.4                     $1,423.7
                                                              (9.4)/b/
Other current liabilities                          412.3      (8.4)/a/         387.3        551.5        97.0/d,j,k/   1,035.8
                                                             (16.6)/b/
Post retirement obligations and
  noncurrent liabilities                           213.2      (0.5)/b/         212.7          6.2        77.1/l/         296.0
Long-term debt                                     445.7      (6.2)/a/         439.5                                     439.5
Liability subject to compromise                                                             436.6      (436.6)/m/
Minority interest in subsidiary                     58.2     (58.2)/b/
Stockholders' equity (deficit)                     977.9                       977.9       (119.3)      119.3/n/         977.9
                                                --------   -------          --------       ------     -------         --------
    Total liabilities and
      stockholders' equity                      $3,563.6   $(129.9)         $3,433.7      $ 882.4     $(143.2)        $4,172.9
                                                ========   =======          ========      =======     =======         ========

a. Represents the reclassification of balances related to McKesson's discontinuance of its Millbrook subsidiary.

b. Represents the reclassification of balances related to McKesson's discontinuance of its Armor All subsidiary.

c. Represents cash paid by McKesson to settle the pre-petition claims of unsecured creditors in connection with the Acquisition.

d. Represents the reclassification to discontinued operations of a FoxMeyer division to be disposed of by McKesson consisting of cash ($0.1 million), receivables ($0.3 million), inventory ($3.6 million) and accrued liabilities ($0.4 million).

e. Represents adjustment of FoxMeyer's inventory of $35.4 million to reflect estimated fair value and to conform FoxMeyer's inventory valuation methodology with that of McKesson.

f. Represents the elimination of $8.7 million of deferred costs related to debt which was refinanced by McKesson.

g. Reflects the reclassification from property, plant and equipment to current assets of the estimated net realizable value of acquired assets to be sold ($19.8 million) by McKesson.


h. Reflects a reduction of the carrying value of long-term assets which will be retained for use by McKesson of $146.5 million resulting from the excess of the fair value of net assets acquired over the purchase price.

i. Represents the net realizable value of a FoxMeyer division acquired by McKesson of which it intends to dispose.

j. Reflects deferred taxes of $47.3 for differences between book and tax basis.

k. Represents an accrual of $50.1 million for estimated expenses which are directly related to the Acquisition, including transaction costs, severance, facility closure expenses, and integration costs.

l. Represents the excess of the fair value of net assets acquired over the purchase price (negative goodwill).

m. Represents the settlement of the pre-petition claims of unsecured creditors for $23 million. The remaining balance was not assumed by McKesson in the Acquisition.

n. Reflects the elimination of FoxMeyer's stockholder's equity (deficit).

                                 EXHIBIT INDEX


 Exhibit
  Number                                Title
  ------                                -----
   2.1    Asset Purchase Agreement dated as of October 3, 1996 by and among
          FoxMeyer Corporation, FoxMeyer Drug Company, Health Mart, Inc.,
          FoxMeyer Software, Inc., FoxMeyer Funding, Inc., Healthcare
          Transportation System, Inc. and Merchandise Coordinator Services
          Corporation as Sellers, and the Registrant, as Purchaser and FoxMeyer
          Health Corporation (Exhibit 2.1)/(1)/.

   2.2    First Amendment and Waiver to the Asset Purchase Agreement dated as of
          November 7, 1996 by and among FoxMeyer Health Corporation, FoxMeyer
          Corporation, FoxMeyer Drug Company, Healthcare Transportation System,
          Inc., FoxMeyer Software, Inc., FoxMeyer Funding, Inc., Health Mart,
          Inc., Merchandise Coordinator Services Corporation d/b/a FoxMeyer
          Trading Company, and the Registrant (Exhibit 2.2)/(1)/.

   23     Independent Auditors' Consent


Footnote to Exhibit Index:

(1) Incorporated by reference to designated exhibit to the Company's Form 8-K filed with the Commission on November 22, 1996, File No. 1-13252.